Exhibit 99.1

Maureen Todaro

Vice President of Corporate Communications, Viisage

978.932.2438

mtodaro@viisage.com

Viisage Receives Notice of Compliance From NASDAQ

Trading Symbol to Be Restored to “VISG” Effective July 8, 2005

BILLERICA, Mass., July 7, 2005 — Viisage (NASDAQ: VISGE), a leading provider of advanced technology identity solutions, today announced the receipt of official notice from The Nasdaq Stock Market that the Company has achieved compliance with all requirements for continued listing on The Nasdaq National Market. Effective at the market open on Friday, July 8, 2005, the Company’s trading symbol will be restored to “VISG”.

About Viisage

Viisage (NASDAQ: VISGE) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage solutions include secure credentials such as passports and drivers’ licenses, biometric technologies for uniquely linking individuals to those credentials, and credential authentication technologies to ensure the documents are valid before individuals are allowed to cross borders, gain access to finances, or granted other privileges. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs. Viisage’s product suite includes FaceTOOLS® SDK, Viisage PROOF™, FaceEXPLORER®, iA-thenticate®, BorderGuard®, FacePASS™ and FaceFINDER®.